Exhibit 99.1

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS.

In November 2009, the Company completed the acquisition of Ningbo Zhehua. Because the acquisition represents a transaction between entities under common control, the Company’s historical financial information has been adjusted, similar to a pooling of interests, to include the financial position, results of operations and cash flows of Ningbo Zhehua for all periods presented. Accordingly, the following Management’s Discussion and Analysis of Financial Condition and Results of Operations has been adjusted from that presented in the Company’s 2009 Annual Report on Form 10-K.

The Company’s adjusted financial statements are included as Exhibit 99.2 to this Report that includes this adjusted Management’s Discussion and Analysis of Financial Condition and Results of Operations. The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the adjusted financial statements, including the accompanying notes and the unaudited supplementary information included therein.

Overview

We are one of the leading Chinese private manufacturers of fine finished steel products used by steel fabricators and other applications. We utilize a variety of processes and technological methodologies to convert steel manufactured by third parties into fine finished steel products. Our product offerings are focused on higher margin, value-added finished steel products, specifically, hot-dip galvanized steel (“HDG Steel”) and prepainted galvanized steel (“PPGI”). In addition, we produce acid pickled steel ("AP Steel") and cold-rolled steel, which represent the less processed of our finished products. As a result of our recent acquisition of Ningbo Zhehua, our product offerings are now expanded to welded steel pipe products. A large portion of our AP Steel and cold-rolled steel is used for our production of HDG Steel and PPGI products. Our vertical integration has allowed us to maintain more stable margins for our HDG Steel and PPGI products.

We operate in the highly competitive steel industry and face strong competition from numerous PRC and international companies. Our business is affected by a number of factors, including, but not limited to, cost to manufacture products, financial stability of our customers and suppliers, economic conditions, ability to develop new products, political climate, local and national laws and regulations and foreign currency exchange fluctuations. As part of our growing strategy, we continually seek to broaden our market reach by introducing new production lines and improve our profit margin by vertical integration. In fiscal year 2009, our subsidiary Jiangsu Cold-Rolled added two new HDG Steel production lines which are capable of galvanizing both hot-rolled and cold-rolled steel with both zinc and aluminum. We expect the addition of the new production lines will help our revenue growth in the future.

We have several strategic priorities designed to create long-term sustainable growth for our company and value for our shareholders, including vertical integration, developing new products, increasing production capacity, and strengthening of our research and development capabilities.

Recent Event

On November 6, 2009, our subsidiary Changshu Huaye entered into an equity transfer agreement with Shanghai Huaye pursuant to which Changshu Huaye purchased a 100% equity interest in Ningbo Zhehua for the total purchase price of RMB 45,172,855.34 (approximately $6.6 million). Ningbo Zhehua manufactures and sells a variety of welded steel pipes The acquisition closed on November 10, 2009.

Our major shareholder, chief executive officer and chairwoman, Lifang Chen and her husband Feng Gao are 100% owners of Shanghai Huaye. As a result, the Agreement with Shanghai Huaye was identified and acknowledged by the Company’s Board of Directors from the outset as a related party transaction and an independent appraiser was hired by the Audit Committee composed of all the independent directors to assist in determining the value of Ningbo Zhehua. On November 5, 2009, the Audit Committee of the Board approved the related-party transaction and recommended approval of the Agreement to the Board. The Board approved the Agreement on November 5, 2009, with Ms. Chen abstaining.  Please see the Company’s current report on Form 8-K filed on November 10, 2009 for more details.

Revenue
Our revenue is generated from sales of our HDG Steel, PPGI, AP Steel, and cold-rolled steel products. As a result of the recent acquisition of Ningbo Zhehua, our revenue also is generated from sales of steel pipe products, such as longitudinally welded steel pipes and spiral welded steel pipes. Our revenue has historically been affected by sales volume, sales price of our products and our product mix.

Our operations consist of three business segments: Changshu Huaye, Jiangsu Cold-Rolled and Ningbo Zhehua, which are our three principal manufacturing facilities. Changshu Huaye currently manufactures HDG Steel and PPGI products. In fiscal years 2009 and 2008, Changshu Huaye generated revenue of $237.8 million and $260.5 million which represented 55.3% and 55.4% of our total revenue, Jiangsu Cold-rolled currently manufactures AP Steel, cold-rolled steel, and HDG Steel. Jiangsu Cold-Rolled generated revenue of $103.7 million and $157.5 million in fiscal years 2009 and 2008, representing 24.1% and 33.5% of our total revenue, respectively. Ningbo Zhehua manufactures and sells steel pipe products.  In fiscal years 2009 and 2008, it generated revenue of $88.3 million and $52.2 million which represented 20.5% and 11.1% of our total revenue, respectively.

A substantial portion of our products are sold through our affiliate Shanghai Huaye. Approximately 44.6% of our revenue was derived from Shanghai Huaye and its affiliates in fiscal year 2009. We plan to further diversify our customer base to enhance profitability.

Cost of Revenue

Cost of revenue includes direct costs to manufacture products, including the cost of raw materials, labor, overhead, energy cost, handling charges, and other expenses associated with the manufacture and delivery of product.

Direct costs of manufacturing are generally highest when we first introduce a new product due to higher associated start-up costs and higher raw material costs. As production volume increases, we typically improve manufacturing efficiencies and are able to strengthen our purchasing power by buying raw materials in greater quantities. Our new HDG production lines, which started operation at the end of September 2008, had a relatively high cost of production in fiscal year 2009. As these two production lines start to operate at normal levels, we expect our manufacturing efficiency will improve in the future.

Gross Profit and Gross Margin

Gross profit is equal to the difference between our revenue and the cost of revenue. Gross margin is equal to gross profit divided by revenue. In fiscal year 2009, the gross margins of Changshu Huaye and Jiangsu Cold-Rolled, Ningbo Zhehua were 12.1% ,4.0%, and 4.0%, respectively. Gross margins for domestic and international sales were approximately 7.4% and 17.6%, respectively. Changes in our gross margins are primarily driven by changes in our product mix, economies of scale, and our vertical integration strategy.

To gain market penetration, we price our products at levels that we believe are competitive. We continually strive to improve manufacturing efficiencies and reduce our production costs in order to offer products of comparable quality to our Chinese state-owned competitors and international competitors at lower prices. General economic conditions, the cost of raw materials and supply and demand of fine finished steel products within our markets influence sales prices. Our high-end, value-added products, such as the PPGI products, generally tend to have higher profit margins.

In January 2007, we implemented a vertical integration strategy where we use our own AP Steel and cold-rolled steel products as raw materials for HDG Steel products and HDG Steel products as raw materials for PPGI products. We believe this vertical integration of our operations will allow us to maintain more stable margins for our HDG Steel and PPGI products.

Operating Expenses

Our operating expenses consist of selling expense and general and administrative expenses.

General and Administrative Expenses

General and administrative expenses consist primarily of compensation and benefits for our general management, finance and administrative staff, professional and advisory fees, bad debts reserves, and other expenses incurred in connection with general corporate purposes. We expect most components of our general and administrative expenses will increase as our business grows and as we incur increased costs as a public company.

Selling Expenses

Selling expenses consist primarily of compensation and benefits for our sales and marketing staff, sales commissions, the cost of advertising, promotional and travel activities, transportation expenses, after-sales support services and other sales related costs.

Our selling expenses are largely affected by the amount of international sales and sales to unrelated parties. The transportation costs for international sales are generally higher than domestic sales. Our export sales accounted for 10.6% of our revenue in fiscal year 2009 as compared to 5.5% in fiscal year 2008. In addition, when we sell products to Shanghai Huaye and its affiliates, Shanghai Huaye generally arranges and bears the cost of the transportation. In contrast, when we sell products to customers other than Shanghai Huaye, we generally bear the transportation costs, but we are able to charge a higher price.

Provision for Income Taxes

United States

Sutor Technology Group Limited is subject to United States federal income tax at a tax rate of 34%. No provision for income taxes in the United States has been made as Sutor Technology Group Limited had no U.S. taxable income in fiscal year 2009.

BVI

Sutor BVI was incorporated in the BVI and, under the current laws of the BVI, is not subject to income taxes.

PRC

On March 16, 2007, the National People’s Congress of China passed the new enterprise income tax law (the “New EIT Law”), and on December 6, 2007, the State Council of China passed the Implementing Rules for the EIT Law (“Implementing Rules”) which took effect on January 1, 2008. The New EIT Law and Implementing Rules impose a unified EIT of 25.0% on all domestic-invested enterprises and FIEs, unless they qualify under certain limited exceptions. Therefore, nearly all FIEs are subject to the new tax rate alongside other domestic businesses rather than benefiting from the old FIE tax laws, and its associated preferential tax treatments, beginning January 1, 2008.

Despite these changes, the EIT Law gives the FIEs established before March 16, 2007 (“Old FIEs”) a five-year grandfather period during which they can continue to enjoy their existing preferential tax treatments. During this five-year grandfather period, the Old FIEs which enjoyed tax rates lower than 25% under the original EIT Law shall gradually increase their EIT rate by 2% per year until the tax rate reaches 25%. In addition, the Old FIEs that are eligible for the “two-year exemption and three-year half reduction” or “five-year exemption and five-year half-reduction” under the original EIT Law, are allowed to remain to enjoy their preference until these holidays expire. The discontinuation of any such special or preferential tax treatment or other incentives would have an adverse effect on any organization’s business, fiscal condition and current operations in China.

In addition to the changes to the current tax structure, under the EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a resident enterprise and will normally be subject to an EIT of 25.0% on its global income. The Implementing Rules define the term “de facto management bodies” as “an establishment that exercises, in substance, overall management and control over the production, business, personnel, accounting, etc., of a Chinese enterprise.” If the PRC tax authorities subsequently determine that the Company should be classified as a resident enterprise, then the organization’s global income will be subject to PRC income tax of 25.0%.

Our subsidiary Changshu Huaye was subject to an EIT rate of 12.5% for calendar year 2008 and is and will be subject to an EIT rate of 25% for calendar year 2009 and beyond. Our subsidiary Jiangsu Cold-Rolled is subject to an EIT rate of 12.5% for 2009, 2010 and 2011. Ningbo Zhehua is subject to an EIT rate of 25% for calendar year 2009.

Reportable Operating Segments

We have three reportable operating segments which are categorized based on manufacturing facility – Changshu Huaye, Jiangsu Cold-Rolled and Ningbo Zhehua. Changshu Huaye manufactures and sells HDG Steel and PPGI products. Jiangsu Cold-Rolled manufactures and sells AP Steel, Cold-Rolled Steel and HDG Steel. Ningbo Zhehua manufactures and sells steel pipe products.

Changshu Huaye and Jiangsu Cold-Rolled are adjacent to each other and use largely the same management resources. Ningbo Zhehua is located in Ningbo, China. See Note 11, “Segment Information” to the consolidated financial statements included elsewhere in this annual report.

Results of Operations

The following table sets forth key components of our results of operations for the periods indicated, both in dollars and as a percentage of our revenue.

(All amounts, other than percentages, in thousand of U.S. dollars)

	2009		2008
	Amount	As a Percentage of Revenue	Amount	As a Percentage of Revenue
Revenue:
Revenue from unrelated parties	$238,043	55.4%	$276,972	58.9% %
Revenue from related parties	191,710	44.6%	193,300	41.1% %
Total	429,753	100.0%	470,272	100.0%

Cost of Revenue:
Cost of revenue:	185,989	43.3%	302,013	64.2%
Purchases from related parties	207,458	48.3%	119,667	25.5%
Total	393,447	91.6%	421,680	89.7%

Gross Profit	36,306	8.4%	48,592	10.3%

Operating Expenses
Selling expense	4,668	1.1%	4,418	0.9%
General and administrative expense	5,485	1.3%	4,777	1.0%
Total Operating Expenses	10,153	2.4%	9,195	1.9%

Income from Operations	26,154	6.1%	39,397	8.4%

Other Income (Expense)
Interest income	1,502	0.3%	1,099	0.2%
Other income	229	0.1%	216	0.0%
Interest expense	(6,065)	(1.4)%	(6,292)	(1.3)%
Other expense	(729)	(0.2)%	(978)	(0.2)%
Total Other Expense	(5,062)	(1.2)%	(5,955)	(1.3)%

Income Before Taxes and Minority Interest	21,091	4.9%	33,442	7.1%
Provision for income taxes	(2,412)	(0.6)%	(2,133)	(0.4)%
Net Income	$18,679	4.3%	$31,309	6.7%

The following table sets forth revenue by geography and the percentage of our total revenue and total revenue by business segments for fiscal years 2009 and 2008.

(All amounts, other than percentages, in thousand of U.S. dollars)

	2009		2008
	Revenue	As a Percentage of Revenue	Revenue	As a Percentage of Revenue
Geographic Data:
China	$384,354	89.4%	$444,220	94.5%
Hong Kong	9,929	2.3%	7,071	1.5%
United States	10,211	2.4%	2,398	0.5%
Other Countries	25,260	5.9	16,583	3.5
Total revenue	$429,753	100.0%	$470,272	100.0%

Segment Data:
Changshu Huaye	$237,800	55.3%	260,528	55.4%
Ningbo Zhehua	88,268	20.5%	52,242	11.1%
Jiangsu Cold-Rolled	103,685	24.1%	157,502	33.5%

Total revenue	$429,753	100%	$470,272	100%

Comparison of Years ended June 30, 2009 and June 30, 2008.

Revenue. Our revenue decreased $40.5 million, or 8.6%, to $429.8 million in fiscal year 2009 from $470.3 million in fiscal year 2008. The global economic crisis had a negative impact on the steel industry generally, leading to a decline of the price of our main raw material steel which caused the per unit sales price of our products and our revenue to decrease. In response to the global economic crisis, we also made a strategic decision to further reduce our per unit sales price in certain instances to both maintain our market share and attract new customers.

On a geographic basis, revenue generated from outside of China was $45.4 million, or 10.6% of total revenue for fiscal year 2009, as compared to $26.0 million, or 5.5% of total revenue for fiscal year 2008. The percentage increase was mainly due to increased sales into the Middle East market and sales of our newly developed anti-septic and fingerprint resistant steel products, which were well received by the international market.

On a segment basis, our subsidiary Jiangsu Cold-Rolled experienced a decline in revenue for fiscal year 2009. After eliminating inter-company sales, Jiangsu Cold-Rolled’s revenues were $103.7 million in fiscal year 2009. As part of our vertical integration strategy, we used most of Jiangsu Cold-Rolled’s products as raw materials in the operations of our subsidiary, Changshu Huaye. Changshu Huaye’s revenues were $237.8 million in fiscal year 2009, a decrease of $22.7 million, or 8.7%, from $260.5 million in fiscal year 2008. Changshu Huaye sold less HDG Steel products to third parties in fiscal year 2009 as compared to 2008 as more of our own HDG Steel products were used in the production of PPGI products in fiscal year 2009 to reduce production costs. Ningbo Zhehua’s revenues were $88.3 million in fiscal year 2009, an increase of $36.1 million, or 69.0%, from $52.2 million in fiscal year 2008. Ningbo Zhehua generated $27.9 million more revenue from steel trading activities in fiscal year 2009 as compared to fiscal year 2008.

In terms of sales to related parties as compared with sales to unrelated parties, our direct sales to unrelated parties in fiscal year 2009 decreased $38.9 million, or 14.1% to $238.0 million from $276.9 million in fiscal year 2008. Our sales to Shanghai Huaye and its affiliates in fiscal year 2009 were $191.7 million, a decrease of $1.6 million, or 0.8% as compared to $193.3 million in fiscal year 2008. Through our relationship with Shanghai Huaye, we gained access to Shanghai Huaye’s sales network and expanded our market share and brand value.

Cost of Revenue.  Our cost of revenue decreased $ 28.3 million, or 6.7% to $393.4 million in fiscal year 2009 from $421.7 million in fiscal year 2008. As a percentage of revenue, the cost of revenue increased to 91.6% in fiscal year 2009 from 89.7% in fiscal year 2008. Even though our cost of revenue decreased on a dollar basis, we implemented a strategic decision to reduce the per unit sale price which led to the modest increase in cost as a percentage of revenue. We believe the successful implementation of such strategy allowed us to remain profitable in fiscal year 2009 despite the challenging economy. In addition, we received a larger proportion of smaller orders in fiscal year 2009 as compared to fiscal year 2008 which impaired our ability to realize economies of scale.

Gross Profit . Our gross profit decreased $12.3 million to $36.3 million in fiscal year 2009 from $48.6 million in fiscal year 2008. Gross profit as a percentage of revenue (gross margin) was 8.4% in fiscal year 2009, as compared to 10.3% in fiscal year 2008. Such decrease in our gross margin was mainly due to lower per unit sales price and higher production costs for the reasons as stated in the paragraph immediately above.

Gross margins for Changshu Huaye decreased to 12.1% in fiscal year 2009 from 14.7% in fiscal year 2008. Gross margins for Jiangsu Cold-Rolled decreased to 4.0% in fiscal year 2009 from 4.3% in fiscal year 2008. Such decrease was mainly due to the reasons stated above. Gross margins for Ningbo Zhehua decreased to 4.0% in fiscal year 2009 from 7.0% in fiscal year 2008. As discussed above, Ningbo Zhehua generated $27.9 million more revenue from steel trading activities in fiscal year 2009 which generally had a lower margin than that for steel pipe products.

Total Operating Expenses. Our total operating expenses increased $1.0 million to $10.2 million in fiscal year 2009 from $9.2 million in fiscal year 2008. As a percentage of revenue, our total operating expenses increased to 2.4 % in fiscal year 2009 from 1.9 % in fiscal year 2008.

General and Administrative Expenses.  Our general and administrative expenses increased $0.7 million to $5.5 million in fiscal year 2009 from $4.8 million in fiscal year 2008. As a percentage of revenue, general and administrative expenses increased to 1.3% in fiscal year 2009 from 1.0% in fiscal year 2008. We incurred more general and administrative expenses in fiscal year 2009 in connection with the two new HDG Steel production lines which became operative at the end of September, 2008.

Selling Expenses. Our selling expenses increased $0.3 million to $4.7 million in fiscal year 2009 from $4.4 million in fiscal year 2008. As a percentage of revenue, our selling expenses increased to 1.1% in fiscal year 2009 from 0.9% in fiscal year 2008. As part of our sales promotion efforts, we agreed to pay transportation costs for some of our customers. In addition, our international sales increased in fiscal year 2009 as compared to last year which also contributed to higher transportation expenses.

Interest Expense. Our interest expense decreased $0.2 million to $6.1 million in fiscal year 2009, from $6.3 million in fiscal year 2008. As a percentage of revenue, our interest expenses increased to 1.4% in fiscal year 2009, from 1.3% in fiscal year 2008. The amount decrease was mainly due to the decreased interest rate. In December 2008, the People’s Bank of China reduced the benchmark interest rate, the interest rate for one-year loan has been reduced by 0.27% to 5.31% from 5.58%.

Provision for Income Taxes. We incurred income tax expense of $2.4 million and $2.1million in fiscal years 2009 and 2008, respectively.  Such increase was primarily attributable to the increased tax rate applicable to Changshu Huaye. Changshu Huaye’s tax holiday expired by the end of 2008, as a result, it became subject to an EIT rate of 25% in 2009, as compared to 12.5% in 2008.

Net Income. Net income, without including the foreign currency translation adjustment, decreased $12.6 million, or 40.3%, to $18.7 million in fiscal year 2009 from $31.3 million in fiscal year 2008, as a result of the factors described above.

Liquidity and Capital Resources

Our major sources of liquidity for the 2009 and 2008 financial years were borrowings through short-term bank and private loans. Our operating activities provided $43.5 million of cash in fiscal year 2009. External sources of cash flows have been required and will likely continue to be required. At June 30, 2009, our total indebtedness to non-related parties under existing short-term loans was $104.3 million, our short-term notes payable to related parties was $9.9 million, and our long-term notes payable to non-related parties was $2.9 million, our long-term notes payable to related parties totaled $0.2 million.

Short-term bank and private loans are likely to continue to be our key sources of liquidity for the foreseeable future, although in the future we may decide to raise additional capital by issuing shares of our capital stock in an equity financing.

Our liquidity and working capital may be affected by a material decrease in cash flow due to factors such as the continued use of cash in operating activities resulting from a decrease in sales due to the current global economic crisis, increased competition, decreases in the availability, or increases in the cost, of raw materials, unexpected equipment failures, or regulatory changes. Please see section entitled “ Risk Factors ” for a more complete description of risks affecting our business, liquidity, working capital and financial results.

A portion of our operations is funded through short-term bank loans. As these loans become due, we may repay them in full at maturity or elect to refinance them. We are exposed to a variety of risks associated with short-term borrowings including adverse fluctuations in fixed interest rates for short-term borrowings and unfavorable increases in variable interest rates, potential inability to service our short term indebtedness through cash flow from operations and the overall reduction of credit in the current economic environment.

Our liquidity and working capital may also be affected by the substantial amount of our outstanding short-term loans, which represent our primary source of financing in China. Depending on the level of cash used in our operating activities and the level of our indebtedness, (i) it may become more difficult for us to satisfy our existing or future liabilities or obligations, which could in turn result in an event of default on such obligations, (ii) we may have to dedicate a substantial portion of our cash flows from borrowings to our operating activities and to debt service payments, thereby reducing the availability of cash for working capital and capital expenditures, acquisitions, general corporate purposes or other purposes, (iii) our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may become impaired, (iv) our ability to withstand a downturn in our business, the industry in which we operate or the economy generally may be diminished, (v) we may experience limited flexibility in planning for, or reacting to, changes in our business and the industry in which we operate (vi) we may find ourselves at a competitive disadvantage compared to competitors that have proportionately less debt. If we are unable to meet our debt service obligations, we could be forced to restructure or refinance our indebtedness, seek additional equity capital or sell assets. We may be unable to obtain financing or sell assets on satisfactory terms, or at all, which could cause us to default on our debt service obligations and be subject to foreclosure on such loans. Additionally, we could incur additional indebtedness in the future and, if new debt is added to our current debt levels, the risks above could intensify.

As some of our loans become due, we may elect to refinance, rather than repay, the indebtedness. However, there is no assurance that additional financing will become available on terms acceptable to us. We believe that we will have the ability to refinance our indebtedness when and if we elect to do so. While we currently are not in a position to know the terms of such refinancing, we expect to refinance our indebtedness at prevailing market rates and on prevailing market terms.

As of June 30, 2009, we had cash and cash equivalents (excluding restricted cash) of $10.7 million and restricted cash of $64.8 million. The following table provides detailed information about our net cash flow for all financial statement periods presented in this report.

Cash Flow
(all amounts in thousands of U.S. dollars)

	For the Fiscal Year Ended June 30,
	2009	2008
Net cash provided by (used in) operating activities	$43,531	$(37,567)
Net cash used in investing activities	(18,891)	(39,427)
Net cash (used in) provided by financing activities	(26,522)	78,461
Net cash flow	$(1,841)	$2,691

Operating Activities:

Net cash provided by operating activities was $43.5 million in fiscal year 2009, an increase of $81.1 million from the $37.6 million net cash used in operating activities in fiscal year 2008. Such increase of net cash provided by operating activities was primarily attributable to a $46.1 million lesser increase in advances to related party suppliers for 2009 as compared to 2008 and a decrease in inventory for 2009 compared to an increase in inventory for 2008 in the amount of $49.9 million.  These changes are off-set by a decline in net income of $12.6 million for 2009 compared to 2008.

Investing Activities:

Our main uses of cash for investing activities are payments relating to the acquisition of property, plant and equipment and restricted cash pledged as deposits for bankers’ acceptance bills.

Net cash used in investing activities in fiscal year 2009 was $18.9 million, which is a decrease of $20.5 million from net cash used in investing activities of $39.4 million in fiscal year 2008. Such decrease of net cash used in investing activities was mainly due to a $21.5 million decrease in the change of restricted cash as compared to the prior year.

Financing Activities:

Net cash used in financing activities in fiscal year 2009 totaled $26.5 million as compared to $78.5 million provided by financing activities in fiscal year 2008. The decrease of cash provided by financing activities was mainly attributable to the net change of proceeds from new loans and payments on those notes of $99.6 million.

We believe we currently maintain a good business relationship with many banks. As of June 30, 2009, the amount, maturity date and term of each of our bank loans were as follows.

(All amounts in million of U.S. dollars)
Banks	Amounts*	Starting Date	Maturity Date	Guarantor**
Changshu Rural Commercial Bank	$1.75	February 11, 2009	August 6, 2009	none
Bank of China, Changshu Branch	1.75	February 13, 2009	August 13, 2009	Shanghai Huaye
Changshu Rural Commercial Bank	3.36	March 25, 2009	September 23, 2009	None
China Industry and Commerce Bank, Changshu Branch	1.46	April 15, 2009	April 13, 2010	None
Changshu Rural Commercial Bank	3.21	May 7, 2009	November 6, 2009	None
China Industry and Commerce Bank, Changshu Branch	1.46	May 18, 2009	May 18, 2010	None
China Industry and Commerce Bank, Changshu Branch	1.46	May 27, 2009	May 24, 2010	None
The Agricultural Bank of China, Changshu Branch	7.30	May 31, 2009	May 27, 2010	Shanghai Huaye/Jiangsu Cold Rolled
Communication Bank, changshu Branch	2.92	June 29, 2009	June 25, 2010	Shanghai Huaye
China Industry and Commerce Bank, Changshu Branch	1.46	December 29, 2008	December 28, 2009	Changshu Huaye
The Agricultural Bank of China, Changshu Branch	1.90	February 5, 2009	August 4, 2009	none
The Agricultural Bank of China, Changshu Branch	7.30	February 23, 2009	August 22, 2009	Shanghai Huaye/Changshu Huaye
China Industry and Commerce Bank, Changshu Branch	2.92	February 27, 2009	February 26, 2010	Changshu Huaye
The Agricultural Bank of China, Changshu Branch	4.53	March 3, 2009	July 16, 2009	Shanghai Huaye/Changshu Huaye
The Agricultural Bank of China, Changshu Branch	5.84	March 27, 2009	September 26, 2009	Shanghai Huaye/Changshu Huaye
The Agricultural Bank of China, Changshu Branch	5.84	March 28, 2009	September 27, 2009	Shanghai Huaye/Changshu Huaye
The Agricultural Bank of China, Changshu Branch	5.84	April 2, 2009	September 30, 2009	Shanghai Huaye/Changshu Huaye
The Agricultural Bank of China, Changshu Branch	9.64	May 15, 2009	November 14, 2009	None
The Agricultural Bank of China, Changshu Branch	1.46	May 19, 2009	November 18, 2009	None
The Agricultural Bank of China, Changshu Branch	1.46	May 21, 2009	November 20, 2009	None
The Agricultural Bank of China, Changshu Branch	4.38	May 27, 2009	November 26, 2009	None
China Industry and Commerce Bank, Changshu Branch	2.92	May 25, 2009	April 29, 2010	Changshu Huaye
The Agricultural Bank of China, Changshu Branch	2.63	May 27, 2009	August 27, 2009	None
The Agricultural Bank of China, Changshu Branch	2.05	February 17, 2009	August 17, 2009	Shanghai Huaye
Bank of China, Changshu Branch	5.26	February 17, 2009	August 17, 2009	Shanghai Huaye
The Agricultural Bank of China, Changshu Branch	3.80	February 26, 2009	August 26, 2009	Shanghai Huaye
Changshu Rural Commercial Bank	2.34	March 3, 2009	September 3, 2009	None
The Agricultural Bank of China, Changshu Branch	1.46	February 23, 2009	August 23, 2009	None
Bank of China, Changshu Branch	2.19	February 24, 2009	August 24, 2009	None
The Agricultural Bank of China, Changshu Branch	4.38	May 12, 2009	November 12, 2009	Shanghai Huaye/Jiangsu Cold Rolled
Chen Lifang	1.57	May 15, 2008	Non fixed Date	None
Chen Lifang	7.20	December 20, 2007	December 20, 2009	None
Lin Guihua	2.86	November 20, 2008	November 20, 2011	None
Chen Lifang	0.10	March 11, 2009	March 11, 2012	None
Chen Lifang	0.15	April 29, 2009	April 29, 2012	None
Chen Lifang	0.05	March 28, 2007	Non fixed Date	None
Chen Lifang	0.10	May 8, 2007	Non fixed Date	None
Chen Lifang	0.03	June 15, 2007	Non fixed Date	None
Chen Lifang	0.05	August 7, 2007	Non fixed Date	None
Chen Lifang	0.07	September 17, 2007	Non fixed Date	None
Chen Lifang	0.10	September 27, 2007	Non fixed Date	None
Chen Lifang	0.10	December 10, 2007	Non fixed Date	None
Chen Lifang	0.20	February 25, 2007	Non fixed Date	None
Chen Lifang	0.10	April 9, 2008	Non fixed Date	None
Chen Lifang	0.10	April 18, 2008	Non fixed Date	None
Chen Lifang	0.10	August 28, 2008	Non fixed Date	None
Chen Lifang	0.05	September 12, 2008	Non fixed Date	None
Chen Lifang	0.08	October 20, 2008	Non fixed Date	None
Bank of China, Ningbo Branch	0.03	April 14, 2009	July 28, 2009	None

Total	$117.35

*  Calculated on the basis that $1 = RMB 6.8448
** We do not pay any consideration to Shanghai Huaye or its affiliated companies, which are controlled by our CEO and her spouse, for the guarantees of our loans.

The loan agreements with banks contain debt covenants that require the Company to maintain certain inventory levels. The Company was in compliance with these debt covenants at June 30, 2009.

Our material capital expenditure requirements for fiscal year 2010 are expected to be approximately $20.0 million, which will be used for updating and expansion of our production lines, equipment and facilities. In addition, we expect that an additional $20.0 million of working capital will be needed to maintain our business operations in the next twelve months which will be raised through bank loans. In the coming 12 months, we have approximately $104.3 million in bank loans that will mature. Among $9.9 million related party loans, $7.1 million will mature in the following 12 months. We plan to replace these loans with new bank loans in approximately the same aggregate amounts.

We believe that our currently available working capital after receiving the credit facilities referred to above and the expected additional credit facility should be adequate to sustain our operations at our current levels through at least the next twelve months. However, depending on our future needs and changes and trends in the capital markets affecting our shares and the Company, we may determine to seek additional equity or debt financing in the private or public markets.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates and judgments that affect the amounts reported in the financial statements, including the notes thereto, and related disclosures of commitments and contingencies, if any. We consider our critical accounting policies to be those that require the more significant judgments and estimates in the preparation of financial statements, including the following:

•
Functional Currency and Translating Financial Statements - The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The functional currency of the Company is the Chinese Yuan Renminbi (“RMB”); however, the consolidated financial statements have been expressed in United States Dollars (“USD”). The consolidated balance sheets have been translated into USD at the exchange rates prevailing at each balance sheet date. The consolidated statements of operations and cash flows have been translated using the weighted-average exchange rates prevailing during the periods of each statement. Transactions in the Company’s equity securities have been recorded at the exchange rate existing at the time of the transaction.

•
Principles of Consolidation - The consolidated financial statements include the accounts and transactions of Sutor Technology Group Limited and its subsidiaries for all periods presented. All significant intercompany accounts and transactions have been eliminated in consolidation.

•
Restricted Cash - The Company has entered into agreements to pay suppliers, which require the Company to maintain cash balances as security for notes payable to the suppliers. These secured cash balances are presented in the consolidated balance sheets as restricted cash.

•
Advances to Suppliers and from Customers - The Company, as is common practice in the PRC, will often make advance payments to its suppliers for materials, or receive advance payments from its customers. The Company had net advances to suppliers of $25,039,763 and $41,093,633 at June 30, 2009 and 2008, respectively. The Company also had advances from its customers in the amount of $18,805,901 and $20,711,566 at June 30, 2009 and 2008, respectively.

•
Revenue Recognition - The Company recognizes revenues from the sale of products when they are realized and earned. The Company considers revenue realized or realizable and earned when (1) it has persuasive evidence of an arrangement, (2) delivery has occurred, (3) the sales price is fixed or determinable, and (4) collectibility is reasonably assured. Revenues are not recognized until products have been shipped to the client, risk of loss has transferred to the client and client acceptance has been obtained, client acceptance provisions have lapsed, or the Company has objective evidence that the criteria specified in client acceptance provisions have been satisfied.

The Company sells product to affiliates, who in turn sell the product to various other third party customers. The price, terms and conditions on the sales to affiliates are the same as those to third parties. Revenue is considered realized or realizable and earned when the affiliates ship the product to third party customers. A fee of 0.5% of the sale is paid to the affiliate for handling the product. These handling fees have been classified as selling expenses in the statement of operations.

•	Cost of Revenue - Cost of products sold includes wages, materials, handling charges, and other expenses associated with the manufacture and delivery of product.

The following table discloses the metrics by which we determine our allowance for doubtful accounts in respect of our accounts receivable:

Term of Outstanding Accounts Receivable	Percentage of Account Receivable Included in Allowance for Doubtful Accounts
1-30 days	0.0
31-90 days	7.5
91-180 days	15.0
181-360 days	30.0
1-2 years	60.0
Over 2 years	100.0

•
Basic and Diluted Earnings per Common Share - The computation of basic earnings per common share is based on income divided by the weighted-average number of common shares outstanding. Diluted earnings per common share are calculated by dividing income assuming dilution by the weighted-average number of common shares and potential dilutive. The Company does not have any potentially dilutive securities. The calculations of basic and diluted income per share were as follows:

	For the Years Ended June
	2009	2008

Net income	$18,679,110	$31,306,925
Weighted-Average Basic and Dilutive Common Shares Outstanding	37,955,602	37,955,602
Basic and Diluted Earnings per Common Share	$0.49	$0.82

Recently issued accounting pronouncements

In September 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS No. 157 was effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. In February 2008, the FASB issued FASB Staff Position (FSP FIN) No. 157-2 which extended the effective date for certain nonfinancial assets and nonfinancial liabilities to fiscal years beginning after November 15, 2008.  The adoption of the portions of SFAS No. 157 that were not postponed by (FSP FIN) No. 157-2 did not have an effect on our consolidated financial statements. The Company does not expect the adoption of the postponed portions of SFAS No. 157 to have a material impact on our consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations, and SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements. SFAS No. 141(R) requires an acquirer to measure the identifiable assets acquired, the liabilities assumed and any non-controlling interest in the acquiree at their fair values on the acquisition date, with goodwill being the excess value over the net identifiable assets acquired. SFAS No. 160 clarifies that a non-controlling interest in a subsidiary should be reported as equity in the consolidated financial statements, consolidated net income shall be adjusted to include the net income attributed to the non-controlling interest and consolidated comprehensive income shall be adjusted to include the comprehensive income attributed to the non-controlling interest. The calculation of earnings per share will continue to be based on income amounts attributable to the parent. SFAS No. 141(R) and SFAS No. 160 are effective for financial statements issued for fiscal years beginning after December 15, 2008. Early adoption is prohibited. SFAS No. 141(R) and SFAS No. 160 are not expected to have a material impact on our results of operations or financial position.

In December 2007, the FASB ratified Emerging Issues Task Force (EITF) Issue No. 07-1, Accounting for Collaborative Arrangements (EITF 07-1). EITF 07-1 defines collaborative arrangements and establishes reporting requirements for transactions between participants in a collaborative arrangement and between participants in the arrangement and third parties. EITF 07-1 also establishes the appropriate income statement presentation and classification for joint operating activities and payments between participants, as well as the sufficiency of the disclosures related to these arrangements. EITF 07-1 is effective for fiscal years beginning after December 15, 2008. The Company does not expect the adoption of EITF 07-1 to have a material impact on our consolidated financial statements.

In April 2008, the FASB issued FSP FAS 142-3, Determination of the Useful Life of Intangible Assets (FSB FAS 142-3). FSP FAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, Goodwill and Other Intangible Assets. The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under FAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141(R) and other generally accepted accounting principles. FSP FAS 142-3 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2008. The Company does not expect the adoption of FSP FAS 142-3 to have a material impact on our consolidated financial statements.

In May 2008, the FASB issued SFAS 162, The Hierarchy of Generally Accepted Accounting Principles.  SFAS No. 162 identifies the sources of accounting principles and provides entities with a framework for selecting the principles used in preparation of financial statements that are presented in conformity with GAAP.  The current GAAP hierarchy has been criticized because it is directed to the auditor rather than the entity, it is complex, and it ranks FASB Statements of Financial Accounting Concepts, which are subject to the same level of due process as FASB Statements of Financial Accounting Standards, below industry practices that are widely recognized as generally accepted but that are not subject to due process.  The Board believes the GAAP hierarchy should be directed to entities because it is the entity (not its auditors) that is responsible for selecting accounting principles for financial statements that are presented in conformity with GAAP.  The adoption of FASB 162 is not expected to have a material impact on the Company’s financial statements.

In September 2008, the FASB issued FSP FAS 133-1 and FIN 45-4, Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161 (FSP FAS 133-1 and FIN 45-4). FSP FAS 133-1 and FIN 45-4 amends and enhances disclosure requirements for sellers of credit derivatives and financial guarantees. It also clarifies that the disclosure requirements of SFAS No. 161 are effective for quarterly periods beginning after November 15, 2008, and fiscal years that include those periods. FSP FAS 133-1 and FIN 45-4 is effective for fiscal years ending after November 15, 2008. The adoption of FSP FAS 133-1 and FIN 45-4 has not had a material impact on the Company’s financial statements.

In December 2008, the FASB issued FASB Staff Position FAS 140-4 and FIN 46(R)-8, Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities ("FSP FAS 140-4 and FIN 46(R)-8"). FSP FAS 140-4 and FIN 46(R)-8 amends SFAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities and FIN 46(R), FASB Interpretation No. 46 (R), Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51, to require public entities to provide additional disclosures about transfers of financial assets and their involvement with variable interest entities. FSP FAS 140-4 and FIN 46(R)-8 is effective for fiscal years ending after December 15, 2008. The adoption of FSP FAS 140-4 and FIN 46(R)-8 has not had a material impact on the Company’s financial statements.

In April 2009, the FASB issued FSP FAS 107-1 and APB 28-1 Interim Disclosures about Fair Value of Financial Instruments. FSP FAS 107-1 and APB 28-1 relate to fair value disclosures for any financial instruments that are not currently reflected on the balance sheet of companies at fair value. Prior to issuing this FSP, fair values for these assets and liabilities were only disclosed once a year. The FSP now requires these disclosures on a quarterly basis, providing qualitative and quantitative information about fair value estimates for all those financial instruments not measured on the balance sheet at fair value.  FSP FAS 107-1 and APB 28-1 is effective for interim reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009.  The adoption of FSP FAS 107-1 and APB 28-1 is not expected to have a material impact on the Company’s financial statements.

In May 2009, the FASB issued Statement of Financial Accounting Standards No. 165, “Subsequent Events” (SFAS 165). Under SFAS 165, requires companies to evaluate events and transactions that occur after the balance sheet date but before the date the financial statements are issued, or available to be issued in the case of non-public entities. SFAS 165 requires entities to recognize in the financial statements the effect of all events or transactions that provide additional evidence of conditions that existed at the balance sheet date, including the estimates inherent in the financial preparation process. Entities shall not recognize the impact of events or transactions that provide evidence about conditions that did not exist at the balance sheet date but arose after that date. SFAS 165, also requires entities to disclose the date through which subsequent events have been evaluated. SFAS 165 is effective for interim and annual reporting periods ending after June 15, 2009. The Company adopted the provisions of SFAS 165 for the year ended June 30, 2009, as required, the adoption did not have a material impact on the Company’s financial statements.  The Company evaluated events subsequent to the balance sheet date through September 23, 2009.

On January 1, 2009 the Company adopted EITF Issue No. 08-5, Issuer’s Accounting for Liabilities Measured at Fair Value With a Third-Party Credit Enhancement (EITF 08-5). EITF 08-5 provides guidance for measuring liabilities issued with an attached third-party credit enhancement (such as a guarantee). It clarifies that the issuer of a liability with a third-party credit enhancement (such as a guarantee) should not include the effect of the credit enhancement in the fair value measurement of the liability. There was no effect on the Company’s consolidated financial statements upon adoption of EITF 08-5.

In June 2009, the FASB issued SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles or SFAS No. 168. SFAS No. 168 will become the single source of authoritative nongovernmental U.S. GAAP, superseding existing FASB, American Institute of Certified Public Accountants (AICPA), Emerging Issues Task Force (EITF), and related accounting literature. SFAS No. 168 reorganizes the thousands of GAAP pronouncements into roughly 90 accounting topics and displays them using a consistent structure. Also included is relevant SEC guidance organized using the same topical structure in separate sections. SFAS No. 168 will be effective for financial statements issued for reporting periods ending after September 15, 2009. This will have an impact on the Company’s financial disclosures since all future references to authoritative accounting literature will be references in accordance with SFAS No. 168.

Seasonality

Our operating results and operating cash flows historically have not been subject to seasonal variations. This pattern may change, however, as a result of new market opportunities or new product introductions.

Off-Balance Sheet Arrangements

We do not have any off-balance arrangements.